Exhibit 10.22
2025 STOCK INCENTIVE PLAN
OF SOLSTICE ADVANCED MATERIALS INC. AND ITS AFFILIATES
[___] – [___] PERFORMANCE PLAN GRANT AGREEMENT
This PERFORMANCE PLAN GRANT AGREEMENT made in Morris Plains, New Jersey, United States of America, as of ###GRANT_DATE### (“Grant Date”), between Solstice Advanced Materials Inc. (the “Company”) and ###PARTICIPANT_NAME### (“Participant”).
1.Grant of Award. The Company has granted you ###TOTAL_AWARDS### Performance Units, subject to the terms of this Agreement and the 2025 Stock Incentive Plan of Solstice Advanced Materials Inc. and Its Affiliates (the “Plan”).
The details for this grant can be found on the Morgan Stanley At Work website at www.stockplanconnect.com. The Company reserves the right to change or correct any information contained on the Morgan Stanley At Work website to reflect the terms of the Award actually made by the Company on the Grant Date or the Plan.
2.Target and Actual Award. The number of Performance Units awarded to you represents a target award for the applicable Performance Cycle (as defined below). Each Performance Unit has a target value of $100 (“Target Value”). Your actual award value (the “Actual Award”) is equal to the product of (i) the Target Value, (ii) the Plan Payout Percentage, and (iii) the number of Performance Units awarded to you under this Agreement. For purposes of this Agreement, the “Plan Payout Percentage” shall be based on the achievement of the Performance Measures described in Section 3 below and may range from zero to a maximum of 200%.
3.Performance Measures. The Plan Payout Percentage shall be determined based on actual performance against pre-set goals of (a) total cumulative revenue, (b) average return on investment, and (c) average segment margin rate (collectively the “Performance Measures”) for the Performance Cycle, with each Performance Measure equally weighted. Performance Measures shall be determined at the Company level (“Corporate”) for eligible employees not assigned to one of the Company’s strategic business groups or the [___] business unit (collectively, an “SBG”), and 50% at the Company level and 50% at the SBG level for other eligible employees; provided, however, that the average return on investment Performance Measure for eligible employees assigned to the [___] business unit shall be determined 100% at the Company level. For purposes of this determination, if you transfer from one of the Company’s business units (i.e., an SBG or Corporate) to another during the Performance Cycle, your Actual Award will be prorated for the number of days from your first eligibility date that you were actively employed in each business unit during the Performance Cycle.
4.Performance Cycle. The three year Performance Cycle to which this Agreement applies begins on January 1, [__] and ends on December 31, [__] (the “Performance Cycle”).
5.Timing of Payments. The payment of the Actual Award is contingent upon (i) the achievement level for the Performance Measures outlined in Section 3 above, and (ii) except as otherwise provided in this Agreement, you remaining actively employed by the Company on the payment date. Thus, for example, if you are receiving pay from the Company but not actively performing services on the payment date (including, but not limited to, severance periods, notice periods, and grandfathered vacation periods), you will not be considered “active” for purposes of payment of the Actual Award.
If an Actual Award is earned, you will receive the resulting payout no later than the end of the first calendar quarter of the year following the end of the Performance Cycle, and in no event later than March 15th if you are paid from U.S. payroll (subject, of course, to the active employment criteria described herein).

6.Form of Payment. The Actual Award shall be paid in a single lump sum, either in cash or shares of the Company’s common stock (“Shares”), at the discretion of the Committee. Your Actual Award shall be expressed in U.S. dollars. Cash payment shall be made in the same currency as your pay (“Local Currency”). If you receive pay in more than one Local Currency, the currency used for payment will be at the discretion of the Company or your employer. The Company will convert your Actual Award from U.S. dollars to your Local Currency using the exchange rate in effect for the compensation planning cycle in the year of payment (i.e., the same rate used for converting annual bonuses to local currency in the first quarter of the year of payment). If your Actual Award is paid in Shares, the number of Shares shall be determined by dividing the Actual Award by the Fair Market Value (as defined in the Plan) of the Shares on the last day of the Performance Cycle. Fractional Shares will be paid in cash. No payments will be credited with interest, and you may not defer any portion of the Actual Award.
7.Termination of Employment. If your Termination of Employment occurs for any reason other than death or Disability (as defined in the Plan) before the payment date described in Section 5, the Performance Units shall be forfeited and your rights with respect to future payments under this Agreement shall end.
8.Death or Disability. If your Termination of Employment occurs because of death or Disability (as defined in the Plan) before the payment date described in Section 5, you or your estate will receive the prorated value of your Actual Award. The prorated value of the Actual Award shall be determined by multiplying the Actual Award by a fraction, the numerator of which is the number of days from your first eligibility date during the Performance Cycle that you were actively employed by the Company during the Performance Cycle prior to your Termination of Employment due to death or Disability, and the denominator of which is the total number of days from your first eligibility date during the Performance Cycle through the last day of the Performance Cycle. Such prorated Actual Award shall be paid in a single lump sum at the same time payments are made to other Performance Unit grantees for the Performance Cycle.
9.Change in Control. Notwithstanding anything in Sections 2 through 8 to the contrary, in the event of a Change in Control (as defined in the Plan), the following provisions apply:
a.Rollover of Performance Units. If your Performance Units are adjusted or exchanged pursuant to Section 5.3 of the Plan (concerning rollover of outstanding awards in certain circumstances), the Performance Units that have not vested or terminated as of the date of the Change in Control will continue to vest in accordance with this Agreement (or as adjusted if more favorable); provided, however, that (x) if you incur an involuntary Termination of Employment not for Cause (as defined in Section 2.7 of the Plan) or a voluntary Termination of Employment for Good Reason (as defined in Section 5.4(d) of the Plan) on or before the second anniversary of the date of the Change in Control and after the Performance Cycle has ended, your unpaid Actual Award will immediately vest and be paid (in cash or Shares, as determined by the Committee) no later than the earlier of 90 days after the Termination of Employment or two and one-half months after the end of the calendar year in which the Termination of Employment occurs, and (y) if you incur an involuntary Termination of Employment not for Cause (as defined in Section 2.7 of the Plan) or a voluntary Termination of Employment for Good Reason (as defined in Section 5.4(d) of the Plan) on or before the second anniversary of the date of the Change in Control and before the Performance Cycle has ended, an amount equal to the Target Value, pro rated to reflect the portion of the full Performance Cycle that elapsed before such Termination of Employment, will be paid (in cash or Shares, as determined by the Committee) no later than the earlier of 90 days after the Termination of Employment or two and one-half months after the end of the calendar year in which the Termination of Employment occurs.
b.Cashout of Performance Units. Unless adjusted or exchanged pursuant to Section 5.3 of the Plan, an amount equal to the Actual Award, determined based on achievement of the Performance Measures through the date of the Change in Control (as determined by the Committee prior to the Change in Control), and pro-rated to reflect the portion of the Performance Cycle that elapsed prior to the Change in Control, will be paid (in cash or Shares, as determined by the Committee) no later than the earlier of

90 days after your Termination of Employment (if applicable) or two and one-half months after the end of the calendar year in which the Change in Control occurs.
10.Change in Status. If your role within the Company changes during the Performance Cycle such that you would no longer be eligible to receive Performance Units, this Agreement shall remain in full force and effect as if no such change had occurred.
11.Requirements for and Forfeiture of Award.
a.General. This Award is expressly contingent upon you complying with the terms, conditions and definitions contained in this Section 11 and in any other agreement that governs your noncompetition with Solstice, your nonsolicitation of Solstice’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to Solstice’s trade secrets and proprietary and confidential information. For purposes of this Section 11, the term “Solstice” is defined as Solstice Advanced Materials Inc. (a Delaware corporation having a place of business in Morris Plains, New Jersey), its predecessors, designees and successors, as well as its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of assets, stock, merger or otherwise.
b.Remedies.
1.You expressly agree and acknowledge that the forfeiture provisions of subsection 11.b.2. of this Agreement shall apply if (A) you are terminated for Cause (as defined in the Plan) or you voluntarily terminate your employment with less than a 30-day notice period, or (B) from the Grant Date until the date that is twenty-four (24) months after your Termination of Employment for any reason, you (i) enter into an employment, consultation or similar agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which Solstice is engaged if the business is competitive (in the sole judgment of the Solstice Advanced Materials Inc. Chief Executive Officer (“CEO”) with Solstice and the CEO has not approved the agreement or arrangement in writing, or (ii) make any statement, publicly or privately (other than to your spouse and legal advisors), which would be disparaging (as defined below) to Solstice or its businesses, products, strategies, prospects, condition, or reputation or that of its directors, employees, officers or members; provided, however, that nothing shall preclude you from making any statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body, or (iii) write or contribute to a book, article or other media publication, whether in written or electronic format, that is in any way descriptive of Solstice or your career with Solstice without first submitting a draft thereof, at least thirty (30) days in advance, to the Solstice Advanced Materials Inc. Senior Vice President and General Counsel, whose judgment about whether such book, article or other media publication is disparaging shall be determinative; or such a book, article or other media publication is published after a determination that it is disparaging; provided, however, that nothing herein shall preclude you from reporting (in good faith) possible violations of federal law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and/or any agency Inspector General, or making any other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or from otherwise making any statement (in good faith) which is required by any applicable law or regulation or the order of a court or other governmental body.
For purposes of this subsection 11.b.1, the term “disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse, or derogatory impression about the subject of the statement or representation or which is intended to harm the reputation of the subject of the statement or representation.

2.In addition to the relief described in any other agreement that governs your noncompetition with Solstice, your nonsolicitation of Solstice’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to Solstice’s trade secrets and proprietary and confidential information, if the CEO determines, in their sole judgment, that you have violated the terms of any such agreement or you have engaged in an act that violates subsection 11.b.1. of this Agreement, or you are terminated for Cause (as defined in the Plan), (i) any payment that has not yet been vested, earned or paid under this Agreement shall immediately be cancelled, and you shall forfeit any rights you have with respect to such payment as of the date of the CEO’s determination or the date of your Termination of Employment for Cause or voluntary Termination of Employment, as applicable, and (ii) you shall immediately deliver to the Company cash equal in value to the gross Actual Award you received under this Agreement during the period beginning twelve (12) months prior to your Termination of Employment and ending on (x) the date of the CEO’s determination in the case of a violation other than for a Termination of Employment for Cause or voluntary termination without sufficient notice, or (y) the date of your Termination of Employment in the case of a termination for Cause or voluntary termination without sufficient notice, as applicable.
3.Notwithstanding anything in the Plan or this Agreement to the contrary, you acknowledge that the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to you pursuant to the Plan, and you agree to comply with any Company request or demand for recoupment.
12.Withholdings. The Company or your local employer shall have the power and the right to deduct or withhold, or require you to remit to the Company or to your local employer, prior to any issuance or delivery of a payment or Shares, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld as determined by the Company or your local employer.
13.Adjustments. Any adjustments to the Performance Units will be governed by Section 5.3 of the Plan.
14.Transfer of Awards. You may not transfer any interest in your Performance Units or Actual Award. Any attempt to dispose of your interest in your Performance Units or Actual Award shall be null and void.
15.Plan Terms Govern. The vesting of and payment for Performance Units, the disposition of any Shares received for Performance Units, and the treatment of gain on the disposition of any such Shares, are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan shall control. By accepting the Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review. Without limiting the generality of the foregoing, you agree that all determinations made by the Committee of the Performance Measures described in Section 3 shall be final, binding and conclusive on you in accordance with Article III of the Plan.

16.Personal Data.
a.By entering into this Agreement, and as a condition of the grant of the Performance Units, you expressly consent to the collection, use, and transfer of personal data as described in this Section to the full extent permitted by and in full compliance with applicable law.

b.You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all Performance Units or other entitlement to shares or cash awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).
c.You understand that part or all of your Data may be also held by the Company or its Affiliates pursuant to a transfer made in the past with your consent in respect of any previous grant of Performance Units or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.
d.You understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).
e.You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.
f.You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You understand that withdrawing consent may affect your ability to participate in the Plan.
g.[You further understand the Company or the Affiliate(s) for which you act as a director or officer may need your Data to fulfill the applicable statutory requirements or prepare annual financial statements. You hereby consent that the Company or Affiliate(s) may transfer the Data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company or the Affiliate(s) in fulfilling the applicable statutory requirements or preparing annual financial statements whether during your employment or after your Termination of Employment.]
17.Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:
a.Solstice Advanced Materials Inc. (and not your local employer) is granting you Performance Units under this Agreement. This Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.
b.The Company may administer the Plan from outside your country of residence and United States law will govern all Performance Units granted under the Plan.
c.Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

d.The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.
e.The grant of Performance Units hereunder, and any future grant of Performance Units under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Performance Units nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that except as provided in Section 19, no such amendment, suspension, or termination will adversely affect your rights hereunder.
f.The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.
g.Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.
18.Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of your Actual Award is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Agreement. You have no rights as a shareowner of the Company unless and until Shares are actually delivered to you.
19.Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Code section 409A or the Treasury regulations and other guidance thereunder.
20.Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Performance Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Performance Units.
21.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of the Agreement, which shall remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision shall be construed so as to be enforceable to the maximum extent compatible with applicable law.
22.Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

23.Acknowledgements and Acceptance. By accepting this Agreement, you agree that: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus, and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Award, and that any prior agreements, commitments or negotiations concerning the Performance Units are replaced and superseded.
To retain this Award, you must accept it on the Morgan Stanley At Work website.

Date Accepted: ###ACCEPTANCE_DATE###